For More Information:
Karl F. Krebs
Chief Financial Officer
Phone: 585.786.1125
Email: kfkrebs@fiiwarsaw.com

Financial Institutions Declares Cash Dividend

WARSAW, N.Y., February 25, 2010 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced that its Board of Directors declared a cash dividend of $0.10 per common share. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable on April 2, 2010 to shareholders of record on March 15, 2010.

Peter G. Humphrey, President and CEO stated, “Our strong core business performance has provided us continued financial improvement over the last several quarters allowing us to pay these dividends.”

About Financial Institutions, Inc.

With $2.0 billion in assets, Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 600 people. Five Star Bank along with Five Star Investment Services, both affiliates of Financial Institutions, Inc. (FII), also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on Five Star Bank is available through the company web site at www.five-starbank.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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